Exhibit 21.1



                             List of Subsidiaries



Quest Energy Service, Inc., a Kansas corporation wholly owned by Quest Resource Corporation

Ponderosa Gas Pipeline Company, Inc., a Kansas corporation wholly owned by Quest Resource Corporation

Quest Oil & Gas Corporation, a Kansas corporation wholly owned by Quest Resource Corporation

STP Cherokee, Inc., an Oklahoma corporation wholly-owned by Quest Resource Corporation

Producers Service, Incorporated, a Kansas Corporation wholly-owned by Ponderosa Gas Pipeline Company, Inc.

J-W Gas Gathering, LLC, a Kansas limited liability company wholly-owned by Producers Service, Incorporated